                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13d - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   PURSUANT TO RULES 13D-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)(1)

                                 WHX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    929248102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  ------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |X|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

       (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 929248102                     13G                 Page 2 of 9 Pages

1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Forest Investment Management LLC


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

       NUMBER OF          5.    SOLE VOTING POWER
         SHARES                 1,459,549
      BENEFICIALLY
        OWNED BY          6.    SHARED VOTING POWER
          EACH                  Zero
       REPORTING
      PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                1,459,549

                          8.    SHARED DISPOSITIVE POWER
                                Zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,459,549


10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [   ]


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%

12.       TYPE OF REPORTING PERSON*

          IA



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 929248102                     13G                 Page 3 of 9 Pages


1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Founders Financial Group L.P.


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

       NUMBER OF          5.    SOLE VOTING POWER
         SHARES                 1,459,549
      BENEFICIALLY
        OWNED BY          6.    SHARED VOTING POWER
          EACH                  zero
       REPORTING
      PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                1,459,549

                          8.    SHARED DISPOSITIVE POWER
                                zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,459,549


10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                           [   ]


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%

12.       TYPE OF REPORTING PERSON*

          PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 929248102                     13G                 Page 4 of 9 Pages


1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd, Inc.


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

       NUMBER OF          5.    SOLE VOTING POWER
         SHARES                 1,459,549
      BENEFICIALLY
        OWNED BY          6.    SHARED VOTING POWER
          EACH                  zero
       REPORTING
      PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                1,459,549

                          8.    SHARED DISPOSITIVE POWER
                                zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,459,549


10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                           [   ]


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%

12.       TYPE OF REPORTING PERSON*

          CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 929248102                     13G                 Page 5 of 9 Pages


1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

       NUMBER OF          5.    SOLE VOTING POWER
         SHARES                 1,459,549
      BENEFICIALLY
        OWNED BY          6.    SHARED VOTING POWER
          EACH                  zero
       REPORTING
      PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                1,459,549

                          8.    SHARED DISPOSITIVE POWER
                                zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,459,549


10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                           [   ]


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%

12.       TYPE OF REPORTING PERSON*

          IN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 929248102                     13G                 Page 6 of 9 Pages


ITEM 1.
                  (A) NAME OF ISSUER.

                  WHX Corporation (the "Issuer").

                  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 110 East 59th Street, New York, New York 10022.

ITEM 2.
                  (A)  NAMES OF PERSONS FILING.

                  This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest,
(c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

                  (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
                       IF NONE, RESIDENCE.

                  The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

                  (C)  CITIZENSHIP.

                  Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

                  (D)  TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

CUSIP NO. 929248102                     13G                 Page 7 of 9 Pages


                  (E) CUSIP NUMBER.

                  929248102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

                  (a)  |_|   Broker or dealer registered under Section 15 of the
                             Act,

                  (b)  |_|   Bank as defined in Section 3(a)(6) of the Act,

                  (c)  |_|   Insurance Company as defined in Section 3(a)(19) of
                             the Act,

                  (d)  |_|   Investment Company registered under  Section  8  of
                             the Investment Company Act,

                  (e)  |X|   Investment  Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940,

                  (f)  |_|   Employee  Benefit  Plan,  Pension  Fund  which   is
                             subject  to   the   provisions  of   the   Employee
                             Retirement Income Security Act of 1974 or Endowment
                             Fund; SEE 13d-1(b)(1)(ii)(F),

                  (g)  |_|   Parent Holding Company, in accordance with Rule 13d
                             -1(b)(ii)(G); SEE Item 7,

                  (h)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

                  (A)  AMOUNT BENEFICIALLY OWNED.

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 1,459,549 shares of Issuer's Common Stock.

                  (B)  PERCENT OF CLASS.

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 8.2% of the Issuer's Common Stock.

                  (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock.

CUSIP NO. 929248102                     13G                 Page 8 of 9 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                            [SIGNATURES ON NEXT PAGE]

CUSIP NO. 929248102                     13G                 Page 9 of 9 Pages



                                    SIGNATURE

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.





                                        FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 10, 1999               By:/s/ Michael A. Boyd
                                           _____________________________________
                                            Michael A. Boyd, Chairman


                                        FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 10, 1999                By:/s/ Michael A. Boyd
                                            ____________________________________
                                             Michael A. Boyd, Chairman


                                         MICHAEL A. BOYD, INC.



Dated:  February 10, 1999                By:/s/ Michael A. Boyd
                                            ____________________________________
                                             Name:  Michael A. Boyd
                                             Title:  President


                                         MICHAEL A. BOYD



Dated:  February 10, 1999                By:/s/ Michael A. Boyd
                                            ____________________________________
                                              Name: Michael A. Boyd